Exhibit 10.1

CONNECTURE, INC.

2017 Executive Retention Compensation Plan

As Approved by the Board on July 17, 2017

Overview

The purpose of this 2017 Executive Retention Compensation Plan (this “Plan”) is to induce the participating senior executive employees of Connecture, Inc. (the “Company”) to remain with the Company and to enhance the value of the Company’s capital stock by providing executive participants with certain equity and cash awards, as well as modification to some of the executive participants’ existing employment separation benefits in specified instances.

Eligible Employees

This Plan is available to the Company’s Chief Executive Officer, Chief Financial Officer and certain other executives of the Company designated by the Board of Directors of the Company (the “Board”) (each, a “Participating Employee”).  With respect to each Participating Employee, the Board shall determine whether each such Participating Employee shall receive a Bonus Arrangement and/or Equity Awards, and the respective amounts thereof. The Plan shall be administered by the Board in its full discretion, with its decisions final and binding on all persons, which shall be given the maximum deference afforded by law.

Effectiveness Date

As applicable, Bonus Arrangements, Time-Based Equity Awards and Separation Pay Agreements (each as defined below), shall be deemed approved by the Board upon approval of this Plan and the related granting of the Time-Based Equity Awards by the Board on the date hereof and shall be effective upon execution of the applicable agreements by the Company and any Participating Employee receiving such arrangements or awards.  Each Performance-Based Equity Award (as defined below) provided for herein shall be effective only upon (a) approval by the stockholders of the Company at a special meeting of stockholders to be called after approval of this Plan of an amendment to the Company’s 2014 Equity Incentive Plan (the “2014 EIP”) to increase the number of shares of the Company’s Common Stock (the “Common Stock”) available for issuance under such plan (the “EIP Amendment”); and (b) approval by the Board of the grant of such Equity Award after the effectiveness of the EIP Amendment.  To be eligible to receive an Equity Award, a Participating Employee must be a regular full-time employee of the Company as of the applicable date of grant of such Equity Award by the Board and nothing herein shall entitle any Participating Employee to receive an Equity Award or any shares of Common Stock underlying such award until such Equity Awards have been duly granted by the Board.  Unless otherwise indicated, capitalized terms not defined herein shall have the meaning ascribed to such terms in the 2014 EIP.

Components

Equity Awards

As set forth below, certain Participating Employees designated by the Board (each such Participating Employee, an “Equity Award Recipient”) shall be granted restricted stock units (“RSUs”) to be settled in shares of Common Stock pursuant to the 2014 EIP (collectively, the “Equity Awards”).  All Time-Based Equity Awards shall be granted by the Board on the date of approval of this Plan, and all Performance-Based Equity Awards shall be granted by the Board subsequent (and conditioned upon) approval of the EIP Amendment.

Exhibit 10.1

Time-Based Equity Awards

Subject to such employee’s continued full-time employment on the date of grant, each Equity Award Recipient shall be granted the following RSUs to vest on a time-based schedule (the “Time-Based Equity Awards”):

Equity Award Recipient	Number of Shares of Common Stock
Chief Executive Officer	500,000
Chief Financial Officer	250,000
All Other Equity Award Recipients	Up to 500,000 (aggregate)

The Board, in its sole discretion, shall determine the number of Time-Based Equity Awards to be granted to each Equity Award Recipient (other than the Company’s Chief Executive Officer and Chief Financial Officer), which amount, in the aggregate, shall not exceed the number of shares of Common Stock set forth above.

Each Time-Based Equity Award shall vest and be settled as follows:

Except as provided in the applicable RSU agreement, the vesting and settlement of each RSU requires the satisfaction of both an event condition and a service condition on or before the 5th anniversary of the date of grant (the “Expiration Date”).  The event condition will be satisfied upon the occurrence of (1) the effective date of a Change in Control (provided such Change in Control transaction qualifies as a change of control event under Internal Revenue Code Section 409A (“Section 409A”)) or (2) the Expiration Date, whichever is earlier (the “Event Condition” and the date the Event Condition occurs, the “Event Date”).  The service condition will be satisfied upon the Equity Award Recipient’s completion of a required period of continuous Service to the Company from the grant date, with the RSU vesting in three equal annual installments on the first, second and third anniversaries of the date of approval of this Plan.  Upon the effectiveness of a Change in Control, 100% of the service condition shall be deemed satisfied.  Once an RSU has satisfied both the Event Condition and the service condition, it shall be deemed a “Vested RSU.”  The settlement date with respect to each such RSU shall be the date on which such RSU becomes a Vested RSU.

If an Equity Award Recipient’s Service terminates for any reason prior to the Event Date, all RSUs for which the service condition has been satisfied as of the date of such termination of Service shall become Vested RSUs, if at all, only upon the subsequent occurrence of the Event Condition.  The Time-Based Equity Awards are intended to comply with or be exempt from Section 409A and the vesting and settlement provisions of such awards may be modified by the Board upon grant in order to comply therewith without the consent of any Equity Award Recipient.

Performance-Based Equity Awards

Subject to such employee’s continued full-time employment on the date of grant, each Equity Award Recipient shall be granted the following RSUs to vest on a performance-based schedule (the “Performance-Based Equity Awards”):

Equity Award Recipient	Number of Shares of Common Stock
Chief Executive Officer	900,000
Chief Financial Officer	475,000
All Other Equity Award Recipients	Up to 900,000 (aggregate)

Exhibit 10.1

The Board, in its sole discretion, shall determine the number of Performance-Based Equity Awards to be granted to each Equity Award Recipient (other than the Company’s Chief Executive Officer and Chief Financial Officer), which amount, in the aggregate, shall not exceed the number of shares of Common Stock set forth above.

Each Performance-Based Equity Award shall vest and be settled as follows:

Except as provided in the applicable RSU agreement, the vesting and settlement of each RSU requires the satisfaction of both the Event Condition and a stock price performance condition (the “Performance Condition”) on or before the Expiration Date.  The Performance Condition will be satisfied upon achievement of performance metrics as of the Event Date related to the market price of the Company’s Common Stock on the Nasdaq Global Market, or such other stock exchange constituting the primary market on which such shares are then traded (the “Exchange”), that shall be determined by the Board at the time of grant. If the Common Stock is not traded on an Exchange as of the Event Date, the market price of the Common Stock for purposes of determining satisfaction of the Performance Condition shall be the fair market value of a share of Common Stock as determined by the Board in good faith. Any RSUs for which the Performance Condition has not been satisfied as of the Event Date shall be automatically forfeited without consideration.  Once an RSU has satisfied both the Event Condition and the Performance Condition, it shall be deemed a Vested RSU.  The settlement date with respect to each such RSU shall be the date on which such RSU becomes a Vested RSU, subject, other than as set forth below, to the Equity Award Recipient’s continued employment as of such date.  The Performance-Based Equity Awards are intended to comply with or be exempt from Section 409A and the vesting and settlement provisions of such awards may be modified by the Board upon grant in order to comply therewith without the consent of any Equity Award Recipient.

Bonus Arrangements

Following approval of this Plan, the Company and certain Participating Employees designated by the Board (each such Participating Employee, a “Bonus Recipient”) will enter into a bonus arrangement (a “Bonus Arrangement”), pursuant to which such Bonus Recipient will be entitled to a retention bonus (a “Retention Bonus”) and a contingent bonus (a “Contingent Bonus”) as follows:

Participating Employee	Retention Bonus	Contingent Bonus
Chief Executive Officer	$750,000	$250,000
Chief Financial Officer	$375,000	$125,000
All Other Bonus Recipients	Up to $750,000 (aggregate)	Up to $250,000 (aggregate)

The Board, in its sole discretion, shall determine the respective Retention Bonus and Contingent Bonus for each Bonus Recipient (other than the Company’s Chief Executive Officer and Chief Financial Officer), which amounts, in the aggregate, shall not exceed the amounts set forth above.

The Retention Bonus will be payable (1) in a lump sum in cash immediately upon the effectiveness of a Change in Control or (2) in whole shares of Common Stock on the fifth (5th) anniversary of the effective date of this Plan if a Change in Control has not occurred prior to such date, rounded down to the nearest whole share, provided that, other than as set forth below, in each case, the Bonus Recipient is employed by the Company through the date of payment.  If payable in shares of Common Stock, the number of shares of Common Stock issuable as payment for the Retention Bonus shall be determined by dividing the applicable Retention Bonus amount by the closing price of a share of Common Stock on the relevant Exchange as of the payment date, or if the Common Stock is not traded on an Exchange as of such date, the fair market value of a share of Common Stock as determined by the Board.

The Contingent Bonus will be payable in cash only upon the effectiveness of a Change in Control and only if (1) a Change in Control occurs on or prior to the fifth (5th) anniversary of the effective date of this Plan and (2) the consideration payable for a share of the Company’s Common Stock upon the closing of such Change in Control

Exhibit 10.1

transaction is equal or greater than a threshold determined by the Board at the time of approval of this Plan.  Other than as set forth below, continued employment is required through the applicable payment date to receive the Contingent Bonus.

Principal Executive Separation Pay Arrangements

Following approval of this Plan, the Company and the Company’s Chief Executive Officer and Chief Financial Officer (the “Principal Executives”) shall each enter into a separation pay agreement (a “Separation Pay Agreement”) providing that in addition to any separation benefits provided pursuant to such Principal Executive’s employment agreement as currently in effect (each such Principal Executive’s “Employment Agreement”), in the event of a termination of such employee’s employment by the Company Without Cause or by the employee for Good Reason (each as defined in the respective Employment Agreement) (a “Qualifying Separation”) within twelve (12) months after a Change in Control, such Principal Executive shall be entitled to the following cash payments on the first payday following the sixtieth (60th) day after such Participating Employee’s termination date (the “Additional Severance”), subject to compliance with the terms of such Principal Executive’s Employment Agreement with respect to the payment of separation benefits (including execution of a release of claims and compliance with Section 409A):

Participating Employee	Additional Severance
Chief Executive Officer	$225,000
Chief Financial Officer	$150,000

In addition, (i) the Bonus Arrangement for each Principal Executive shall provide that if a Change in Control occurs within six (6) months following a Qualifying Separation, such Principal Executive shall be entitled to receive such Principal Executive’s Retention Bonus and Contingent Bonus if the criteria for such bonuses are satisfied notwithstanding the fact that such Principal Executive is not employed by the Company on the date of payment; and (ii) the applicable agreement for each Principal Executive’s Performance-Based Equity Award shall provide that in the event of such Principal Executive’s Qualifying Separation prior to a Change in Control, such award shall remain outstanding until the earlier of the six (6) month anniversary of such Qualifying Separation or the Expiration Date.

General Provisions

•

All payments provided pursuant to this Plan are subject to all applicable taxes and other required deductions. A Participating Employee shall be solely liable for all income taxes (and the employee portion of payroll taxes) resulting from the payments or benefits that may become provided hereunder, and the Company makes no guarantee or representation as to the rate of tax or the taxability of any payments or benefits that may become payable hereunder.

•	The Plan does not constitute a guarantee of employment nor does it restrict the Company’ rights to terminate employment of any Participating Employee at any time or for any lawful reason.

•

The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles a Participating Employee to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’ rights to increase or decrease the compensation of any Participating Employee, except as otherwise required under applicable law.

•	The Plan shall not be pre-funded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payments provided herein.

Exhibit 10.1

•

This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is approved by the Board.